UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 26, 2012

JACKSONVILLE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction

of incorporation)

000-30248	59-3472981
(Commission File Number)	(I.R.S. Employer Identification No.)

100 North Laura Street, Suite 1000, Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

904-421-3040

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 26, 2012, Jacksonville Bancorp, Inc. (the “Company”) received notice (the “Notice”) from the Listing Qualifications staff of The Nasdaq Stock Market stating that the Company no longer complies with the minimum Market Value of Publicly Held Shares (“MVPHS”) requirement for continued listing on the NASDAQ Global Market. NASDAQ Listing Rule 5450(b)(1) requires a minimum MVPHS of $5 million. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days prior to the date of the Notice, the Company does not presently meet the minimum MVPHS requirement. Under the NASDAQ listing rules, shares of the Company’s common stock held directly or indirectly by officers, directors or 10% beneficial owners of the total shares outstanding are not considered Publicly Held Shares for purposes of calculating MVPHS. Because approximately 46% of the Company’s common stock is beneficially owned by CapGen Capital Group IV LP (“CapGen”), the shares held by CapGen are not considered Publicly Held Shares, resulting in an MVPHS that is significantly lower than the Company’s total market capitalization. In accordance with NASDAQ Listing Rule 5810(c)(3)(D), the Company has 180 calendar days to regain compliance with the minimum MVPHS requirement.

The Company will regain compliance with the MVPHS requirement if at any time before the 180-day compliance period expires, the Company’s MVPHS, based on the closing bid price of the Company’s common stock, is at least $5 million for at least ten consecutive business days. The Company intends to continue monitoring the bid price of its common stock and is in the process of reviewing its options to regain compliance with the minimum MVPHS requirement of the NASDAQ Listing Rules. As previously disclosed, the Company has hired an investment banking firm to assist Company management in raising capital as well as in advising the Company on reducing classified assets, but no decisions have been made at this time.

The Notice has no effect on the listing of the Company’s common stock at this time and the Company’s common stock will continue to trade on the Nasdaq Global Market under the symbol “JAXB.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACKSONVILLE BANCORP, INC.

By:	/s/ Valerie A. Kendall
Valerie A. Kendall
Executive Vice President and Chief Financial Officer

Date: July 30, 2012